EXHIBIT 21

                    SUBSIDIARIES OF DARDEN RESTAURANTS, INC.

                                                                      EXHIBIT 21

                    SUBSIDIARIES OF DARDEN RESTAURANTS, INC.


As of May 31, 1998, the Registrant had one "significant subsidiary", as defined in Regulation S-X, Rule 1-02(w), identified as follows:

      GMRI, Inc., a Florida corporation, doing business as Red Lobster,
                      The Olive Garden and Bahama Breeze.

In order to comply with certain state laws, the Registrant, either directly, or indirectly through GMRI, Inc., had 66 other subsidiaries as of May 31, 1998. If considered in the aggregate as a single subsidiary as of May 31, 1998, the 66 other subsidiaries would not constitute a "significant subsidiary" as defined in Regulation S-X, Rule 1-02(w).